Exhibit 10.1

AMENDMENT NO. 1
TO THE INTERIM SETTLEMENT AGREEMENT
BETWEEN PERNIX AND GSK

This AMENDMENT NO. 1 to the interim settlement agreement (this "Amendment"), dated as of March 17, 2017, is entered into by and between Pernix Therapeutics Holdings, Inc. ("Pernix Holdings"), Pernix Ireland Limited ("Pernix Ireland" and together with Pernix Holdings, "Pernix"), on the one hand, and Glaxo Group Limited, GlaxoSmithKline LLC, GlaxoSmithKline Intellectual Property Holdings Limited, and GlaxoSmithKline Intellectual Property Management Limited (collectively, "GSK"), on the other. Each of the foregoing shall be referred to herein as a "Party" and collectively as the "Parties."

WITNESSETH:

WHEREAS, the Parties entered into an Interim Settlement Agreement, dated July 27, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the "Interim Settlement Agreement").

WHEREAS, on January 25, 2017, a final determination was made in the Arbitration (ICC Case No. 21284/RD) awarding GSK certain damages and fees (the "Award");

WHEREAS, Pernix has made certain payments to GSK under Sections 1 and 4 of the Interim Settlement Agreement;

WHEREAS, Pernix has made or will make certain payments to GSK pursuant to the Stay Agreement, dated as of February 28, 2017, by and between Pernix and GSK; and

WHEREAS, the Parties agree to amend Section 4 of the Interim Settlement Agreement to establish a payment schedule for satisfaction of the remaining Award, as set forth on Schedule 1, attached hereto.

Now, therefore, in consideration of the foregoing, the covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.   Certain Defined Terms.

Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Interim Settlement Agreement.

Section 2.   Amendments.

Section 4 of the Interim Settlement Agreement is hereby amended and restated to read in its entirety as follows:

4. Post-Arbitration Reconciliation

a. The Parties acknowledge and agree that (i) as of March 17, 2017, the total outstanding balance of the Award is Twenty-One Million Four Hundred Fifty Thousand Dollars ($21,450,000) (the "Current Award Balance") and is currently due and payable by Pernix to GSK, and (ii) the Current Award Balance is unconditionally owed to GSK by Pernix, without offset, defense or counterclaim of any kind, nature or description.

b. In consideration for GSK's agreement set forth in Section 4(e), Pernix agrees to make the payments set forth on Schedule  1 (each such payment, an "Award Payment") by the dates noted, with a final payment due on December 31, 2019, in full satisfaction of the Award. Each Award Payment shall be credited against and reduce the Current Award Balance.

c. For so long as this Agreement remains in effect, without the express prior written consent of GSK (which consent will not be unreasonably withheld):

(i) Pernix shall not make payments to any of its creditors, except for such payments in the ordinary course of business of Pernix that are determined by Pernix and its advisers in good faith to be necessary to preserve the value of the business of Pernix and ensure an orderly process for Pernix to continue to evaluate its restructuring and strategic alternatives; provided that, for the avoidance of doubt, Pernix may pay the fees and expenses of its professionals and advisors as and when due;

(ii) Pernix shall not restructure any material provision of any credit agreement, indenture or other similar agreement governing indebtedness for borrowed money; and

(iii) neither Pernix Holdings nor Pernix Ireland shall consolidate, amalgamate or merge with or into or wind up into (whether or not it is a surviving entity) any person or entity.

d. Pernix or its advisors further agree that during the term of this Agreement, Pernix or its advisors shall provide periodic updates to GSK, when reasonably requested by GSK, regarding the status of Pernix's ongoing evaluation of restructuring and other strategic alternatives, including, without limitation, periodic updates regarding any sale process conducted by Pernix. GSK agrees that each GSK update recipient shall enter into reasonable and customary confidentiality and restricted use agreements in favor of Pernix (it being agreed that those certain Confidential Disclosure Agreements dated as of February 23, 2017 entered into between Pernix Holdings and each of GlaxoSmithKline LLC and Debevoise & Plimpton LLP, as GSK's counsel, qualify as such). Nothing herein shall preclude GSK or any of its affiliates from participating as a potential purchaser in any sale process conducted by Pernix.

e. GSK agrees that, for so long as the provisions of Section 4 of this Agreement are complied with, enforcement of the Award shall be stayed, and GSK shall not seek to enforce the Award or otherwise exercise any rights or remedies in respect of the Award (the "Stay"). The Stay is limited in nature and shall not be deemed or construed to constitute a waiver of any rights and remedies with respect to the Award. The Parties agree that the running of all statutes of limitation, the doctrine of laches, and any other time-based defenses applicable to all claims, remedies or causes of action that GSK may be entitled to take or bring in order to enforce its rights and remedies with respect to the Award are, to the fullest extent permitted by law, tolled and suspended for so long as the Stay remains in effect.

2

f. If Pernix violates any covenant that is included in Section 4 of this Agreement or if either Pernix Holdings or Pernix Ireland commences or is the subject of any insolvency proceeding, (i) all amounts outstanding in respect of the Award shall automatically be immediately due and payable, and (ii) the Stay shall automatically and immediately terminate and be of no further force or effect and GSK shall be free in its sole and absolute discretion, without limitation, to proceed to enforce any and all of its rights and remedies with respect to the Award.

Section 3.   Conditions to Effectiveness of this Amendment.

This Amendment shall become effective upon the execution and delivery of this Amendment by the Parties.

Section 4.   Representations and Warranties.

Each of the Parties hereby represents and warrants that each of the following statements is true, accurate and complete as to such Party as of the date hereof:

  The execution, delivery and performance of this Amendment and its obligations hereunder (and under the Interim Settlement Agreement as amended hereby) have been duly authorized by all necessary corporate or limited liability company action, as applicable, on its part.
  This Amendment has been duly executed and delivered by it and constitutes, when executed and delivered by it, a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and implied covenants of good faith and fair dealing.
  The execution, delivery and performance of this Amendment (and the Interim Settlement Agreement as amended hereby) by it does not and shall not: (i) violate any provision of law, rule or regulation applicable to it; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.
  Such Party has carefully read and fully understands all of the terms and conditions of this Amendment.
  Such Party has consulted with, or had a full and fair opportunity to consult with, an attorney regarding the terms and conditions of this Amendment.
  Such Party has had a full and fair opportunity to participate in the drafting of this Amendment.
  Such Party is freely, voluntarily and knowingly entering into this Amendment.
  In entering into this Amendment, such Party has not relied upon any representation, warranty, covenant or agreement not expressly set forth herein.

3

Section 5.   Miscellaneous.

  The provisions contained in paragraph 5(d) (Jurisdiction and Venue, Governing Law) of the Interim Settlement Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety; provided that: (a) any reference to "this Agreement" in such provision of the Interim Settlement Agreement shall be deemed for purposes of this Amendment to be a reference to "this Amendment;" and (b) any other necessary changes relating to syntax, section or article references and other similar matters shall be deemed made.
  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by electronic mail in portable document format (.pdf) shall be effective as delivery of an original executed counterpart of this Amendment.
  Except as set forth herein, the terms and provisions of the Interim Settlement Agreement shall be unchanged by this Amendment and shall remain in full force and effect.

[Remainder of Page Left Intentionally Blank]

4

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the day and year first above written.

PERNIX THERAPEUTICS HOLDINGS, INC.

By /s/ K. R. Pina
   Name: Kenneth R. Pina
   Title: Senior Vice President and General Counsel

PERNIX IRELAND LIMITED

By /s/ John A. Sedor
   Name: John A. Sedor
   Title: President

GLAXO GROUP LIMITED

By /s/ Paul Williamson
   Name: Paul Williamson
   Title: Authorised Signatory
            For and on behalf of
            Edinburgh Pharmaceutical Industries Limited
            Corporate Director

GLAXOSMITHKLINE LLC

By /s/ PD Villarreal
   Name: PD Villarreal
   Title: Senior Vice President of Global Litigation

GLAXOSMITHKLINE INTELLECTUAL PROPERTY HOLDINGS LIMITED

By /s/ Paul Williamson
   Name: Paul Williamson
   Title: Authorised Signatory
            For and on behalf of
            Glaxo Group Limited
            Corporate Director

GLAXOSMITHKLINE INTELLECTUAL PROPERTY MANAGEMENT LIMITED

By /s/ Paul Williamson
   Name: Paul Williamson
   Title: Authorised Signatory
            For and on behalf of
            The Wellcome Foundation Limited
            Corporate Director

Schedule 1

Total GSK ($million)	$21.45

3-Year Payment Plan
Period Ending	Beg Balance	Ending Balance	Payments	Cumulative Payment
12/31/2016		$21.45
3/31/2017[1]	$21.45	$21.20	$0.25	$0.25
6/30/2017	$21.20	$20.95	$0.25	$0.50
9/30/2017	$20.95	$20.70	$0.25	$0.75
12/31/2017	$20.70	$20.45	$0.25	$1.00
3/31/2018	$20.45	$19.95	$0.50	$1.50
6/30/2018	$19.95	$18.95	$1.00	$2.50
9/30/2018	$18.95	$17.95	$1.00	$3.50
12/31/2018	$17.95	$16.95	$1.00	$4.50
3/31/2019	$16.95	$12.95	$4.00	$8.50
6/30/2019	$12.95	$8.95	$4.00	$12.50
9/30/2019	$8.95	$4.95	$4.00	$16.50
12/31/2019	$4.95	$0.00	$4.95	$21.45
Total			$21.45

Year End	Beg Balance	Ending Balance	Payments	Cumulative Payment
2017	$21.45	$20.45	$1.00	$1.00
2018	$20.45	$16.95	$3.50	$4.50
2019	$16.95	$0.00	$16.95	$21.45
Total			$21.45
[1] This amount, which was also noted in Section 3(c) of the Stay Agreement, dated as of February 28, 2017, by and among the Parties, was paid by wire transfer from Pernix to GSK on 3/16/2017.